UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2009
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 12, 2008, the Company entered into a securities purchase agreement (“SPA2”) with CDS Ventures, LLC of Florida, LLC (“CDS”). Pursuant to the SPA2, the Company issued 2,000 Series B preferred shares (“Preferred Shares”), and granted CDS the right to purchase an additional 2,000 Preferred Shares, for a cash payment of $2.0 million. The Preferred Shares can be converted into Company Common Stock at any time.  Until December 31, 2010, the conversion price is $0.05, after which the conversion price is the greater of $0.05 or 90% of the volume weighted average price of the Common Stock for the prior 10 trading days. Pursuant to the SPA2, the Company entered into a registration rights agreement under which the company agreed to file a registration statement for the common stock issuable upon conversion of Preferred Shares. The Preferred Shares accrue a ten percent annual dividend, payable in additional Preferred Shares.

On March 31, 2009, CDS notified the Company that it was exercising its right under the SPA2 to purchase the additional 2,000 shares of Series B Preferred Shares and entered into a subscription agreement with CDS for such purchase. CDS will pay the subscription receivable as follows: $1 million within five business days of March 31, 2009 and $1 million on or before May 1, 2009.

The foregoing descriptions are qualified in their entirety by reference to the full text of the securities purchase agreement and exhibits thereto, a copy of each of which is attached hereto, and each of which is incorporated herein in its entirety by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01	Exhibits

(a) Exhibits.

10.1	Notice of Exercising Purchase Rights for Series B Preferred Stock and Subscription Agreement

99.1	Press release dated April 6, 2009

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: April 6, 2009	By:/s/Jan Norelid
Jan Norelid
Chief Financial Officer

EXHIBIT Index

10.1	Notice of Exercising Purchase Rights for Series B Preferred Stock and Subscription Agreement

99.1	Press release dated April 6, 2009